Exhibit 10.21

July 8, 2020

Mr. Dean J. Nolden
[Address]

Dear Dean:

The purpose of this letter agreement (this “ Agreement”) is to confirm the terms of the remainder of your employment with REV Group, Inc. (the “Company”) and your separation from employment with the Company, as follows:

1.Transition Period and Separation Date.

(a)Effective as of the date hereof (the“Transition Date”) through the date that your employment terminates (the “Separation Date”), you will continue to be employed by the Company. Provided that you comply in full with your obligations hereunder, it is expected that the Separation Date will be July 10, 2020. The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period”.

(b)During the Transition Period, you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company in accordance with the terms of those plans. During the Transition Period, you wi11 perform only those duties as may be assigned to you from time to time by the Chief Executive Officer of the Company or his designee, including in connection with the transition of your duties and responsibilities to any Company designees; provided, however, that you will transition from the title of Chief Financial Officer effective as of June 12, 2020. You will continue to devote your best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time.

(c)The Company may terminate your employment at any time during the Transition Period upon notice to you. If the Company terminates your employment for Cause (as defined herein), you will not be eligible to receive the severance benefits described in Section 3 hereof. For purposes of this Agreement, “Cause” has the meaning ascribed to such term in Section 2(g)(i)-(vi) of the Rev Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”). You acknowledge that this Agreement and the Restrictive Covenant Agreement (as defined below) each constitute a Service Provider Agreement (as defined in the Plan). For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(d)You hereby resign, effective as of June 12, 2020, from the position of Chief Financial Officer of the Company and from any and all other positions held at the Company or any Affiliate of the Company (collectively, the "Resignations"); provided, however, that you will remain a non-executive employee of the Company until the Separation Date. The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the Resignations as of June 12, 2020. You agree to sign and return such documents confirming the Resignations as the Company or any of its Affiliates may reasonably request.

2.Final Salary. You will receive, on the next regular payday following the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, in addition to pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy.

3.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder and your Continuing Obligations, including your obligation to execute a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”), and in full consideration of any rights you may have under any offer letter or severance plan or policy:

(a)The Company will pay you your salary, at your final base rate of pay, for a period of twelve (12) months following the Separation Date (the “Severance Period”). Payments will be made in the form of salary continuation, and will begin on the next regular Company payday that is at least five (5) days following the later of the effective date of the Release or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date.

(b)You will remain eligible to receive an annual bonus for the fiscal year ending October 31, 2020 under the Company's annual management incentive plan, based on the extent to which performance goals for such year are achieved, prorated for the portion of such year during which you were employed by the Company, and payable at such time as annual bonuses for such year are paid generally.

(c)If you are enrolled in the Company's group medical, dental and/or vision plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as "COBRA" or similar applicable state law (together, “COBRA”). You may make such an election whether or not you accept this Agreement. However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in such plans, the Company will contribute to the premium costs of your COBRA continuation coverage at the same rate that it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for its active employees, until the earlier of (i) the end of the Severance Period or (ii) the date you and your dependents are no longer entitled to coverage under COBRA or Company plans. Notwithstanding the foregoing, in the event that the Company's payment of the COBRA premium contributions as described in this Section 3(b) would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.

(d)With respect to the Company's previous grant to you of 135,536 restricted stock units (the “RSUs.”) in respect of the Company's common stock under the Plan and evidenced by the Restricted Stock Unit Awards by and between you and the Company dated as of December 19, 2017, January 8, 2019, and December 18, 2019 (collectively, the “Award Agreements”), of which 26,851 were previously vested and delivered to you as of the Transition Date, the Company will cause an additional 33,884 RSUs to remain outstanding and to vest in accordance with the terms of the Plan and the Award Agreements as of December 31, 2020. The remaining 74,801 RSUs will be terminated and forfeited for no consideration as of the Separation Date in accordance with the terms of the Plan and the Award Agreements. You acknowledge that you continue to be bound by the terms of the Registration Rights Agreement by and among the Company and the other signatories thereto, as it may be amended and restated from time to time (the “Registration Rights Agreement”), including, without limitation, those provisions of the Registration Rights Agreement that place limitations on your abi1ity to transfer Company Shares (as defined therein).

(e)With respect to the 180,000 options (the “Options”) to purchase shares of common stock of the Company that were granted to you under the Allied Specialty Vehicles, Inc. 2010 Long-Term Incentive Plan (the “LTIP”) and evidenced by a NonStatutory Stock Option Agreement between you and the Company dated January 11, 2016 (the “Option Agreement”), all of which have vested as of the Transition Date, the Company will extend the exercise period for such Options to the date that is ninety (90) days after the end of the Severance Period. The Options shall otherwise remain subject to the terms of the LTIP and the Option Agreement.

(f)The Company agrees to directly reimburse your legal counsel for your reasonable legal fees and costs incurred in connection with the review, comment and/or input of your legal counsel concerning this Agreement, in an amount not to exceed $10,000, within twenty-one (21) days of your submission to the Company of an invoice for such legal services from your legal counsel, FOX & FOX, S.C, 124 West Broadway, Monona, WI 53716 [EIN XXXXXXXX].

(g)For purposes of helping you secure suitable re-employment, the Company agrees to engage and provide you with employment outplacement services for a period of 6 (six) months following your last day of employment at the Company, which includes but is not limited to a dedicated advisor, resume development, networking contacts and forums, access to a private office, and administrative and social media support.

4.Acknowledgement of Full Payment and Withholding.

(a)You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

(b)All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5.Status of Employee Benefits, Paid Time Off, and Expenses.

(a)Except for any right you may have to continue your participation and that of your eligible dependents in the Company's group health plans under COBRA, and except as provided in Section 3(b) above, your participation in aU employee benefit plans of the Company will end as of the Separation Date, in accordance with the tenns of those plans. You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b)Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6.Continuing Obligations, Confidentiality, Cooperation, and Non-Disparagement.

(a)Subject to Section 8(b) of this Agreement, you acknowledge that you continue to be bound by your obligations under the Restrictive Covenant Agreement by and between you and the Company dated as of January 27, 2020 and attached as Exhibit B hereto, the Registration Rights Agreement, the Option Agreement and the Award Agreements (collectively, the “Continuing Obligations”).

(b)Subject to Section 8(b) of this Agreement, you agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.

(c)You agree to provide truthful and accurate cooperation with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. Without limiting the generality of the foregoing, during the Severance Period, you agree to respond promptly to reasonable requests for assistance with respect to transitional matters relating to your former employment by the Company.

(d)Subject to Section 8(b) of this Agreement, you agree that you will never disparage or criticize the Company or any of its Affiliates, or any of their respective officers, directors, employees, or stockholders, or any of their businesses, management or products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. The Company agrees (i) that the Company will instruct the members of the Board of Directors of the Company (the “Board”) and the Company's Executive Officers as of the Separation Date not to disparage or criticize you, and (ii) that the Company will not disparage or criticize you in authorized corporate communications to third parties. Notwithstanding the foregoing, nothing herein shall prevent either you, the members of the Board, or any of the Company's employees or representatives from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements.

7.Return of Company Documents and Other Property. In signing this Agreement, you agree that, on or before the Separation Date, you will return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) in your possession or control related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, and all other property of the Company or any of its Affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates after the Separation Date, and you further agree that you will cooperate with the Company and its Affiliates to ensure the continued preservation of any such documents, materials or information in your possession or control that are subject to an ongoing litigation hold. You agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer network or system of the Company or any of its Affiliates. Further, you agree to disclose to the Company, as requested by the Company, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8.General Release and Waiver of Claims.

(a)In exchange for the severance benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and stockholders, and all of their respective past, present and future directors, stockholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims.

(b)Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity. The general release and waiver of claims set forth in Section 8(a) does not affect or impinge upon any right you may have to (a) indemnification or advancement of defense costs pursuant to the Company's articles of incorporation, corporate bylaws, or other organizing documents or any indemnification agreement between you and the Company or (b) vested retirement benefits.

(c)This Agreement, including the general release and waiver of claims set forth in Section 8(a), creates legally binding obligations and the Company and its Affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (2 1) days, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 6(b) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(d)You agree to sign the Release by the later of seven (7) days following the Separation Date and twenty-one (21) days following the date hereof (and in no event before the Separation Date). You further agree that a signed and unrevoked Release is an express condition to your receipt and retention of the severance benefits described in Section 3 above.

9.Miscellaneous.

(a)This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations and your rights and obligations with respect to the RSUs, the Options, and your Company Shares, which shall remain in full force and effect in accordance with their terms.

(b)This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board or its expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c)The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and of the Continuing Obligations.

(d)All amounts payable under the Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be construed and administered accordingly. The payments made pursuant to this Agreement are also intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-l(b)(9Xiii) or as short-term deferrals pursuant to Treasury regulation §1.409A-l(b)(4), and each amount to be paid or benefit to be provided to you pursuant to this Agreement, shall be construed as a separate payment for purposes of Section 409A. Notwithstanding anything herein to the contrary, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A if you are a “specified employee” as defined in Section 409A as of the Separation Date and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months and one (1) day following Separation Date (or the earliest date as is permitted under Section 409A). In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(e)This is a Wisconsin contract and shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of and in the State of Wisconsin in connection with any dispute arising out of this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me no later than July 10, 2020. You acknowledge that you have had at least twenty-one (21) days to consider the tenns of this Agreement since you received it in substantially final form on June 12, 2020, and you and the Company agree that the changes made to the June 12, 2020 version of this Agreement will not re-start the twenty-one (21) day consideration period. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying me in writing of your revocation within that period. If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,
REV GROUP, INC.

By:	/s/ Christopher M. Daniels
Name: Christopher M. Daniels
Title: Chief Human Resources Officer

Accepted and agreed:

Signature:	Dean J. Nolden
Dean J. Nolden

Date:	7-9-20

Exhibit A

General Release and Waiver of Claims

For and in consideration of certain benefits to be provided to me under the Separation and Transition Agreement between me and REV Group, Inc. (the “Company”), dated as of June 12, 2020 (the “Agreement''), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”) and on my compliance with the Continuing Obligations (as defined in the Agreement), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this Release of Claims shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment, its termination, or my other associations with the Company or any of its Affiliates (as defined in the Agreement), or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which I have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and I hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and I hereby waive, any and all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf I further understand that nothing contained herein limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity. The general release and waiver of c1aims set forth herein does not affect or impinge upon any right you may have to (a) indemnification or advancement of defense costs pursuant to the Company's articles of incorporation, corporate bylaws, or other organizing documents or any indemnification agreement between you and the Company or (b) vested retirement benefits.

I represent and warrant that, in accordance with Section 7 of the Agreement, I have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) and other property of the Company and its Affiliates that I had in my possession, custody or control on the date my employment with the Company terminated and that I have retained no such property. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials or information.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company hereby advises me to consult an attorney before signing it. I further acknowledge that I may not sign this Release of Claims prior to the Separation Date (as such term is defined in the Agreement). In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any person to whom reference is made in Section 6(b) of the Agreement; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to the Christopher M. Daniels, Chief Human Resources Officer, prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

This Release of Claims constitutes the entire agreement between me and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to my employment, its termination and all related matters, excluding only the Agreement and the Continuing Obligations, which shall remain in full force and effect in accordance with their terms, and my rights and obligations with respect to the RSUs, the Options, and my Company Shares (as defined in the Agreement). This Release of Claims may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and an expressly authorized representative of the Company.

Accepted and agreed:

Signature:	Dean J. Nolden
Dean J. Nolden

Date:	7-9-20

Exhibit B

Restrictive Covenant Agreement